EXHIBIT 99.1

Anika Reports First Quarter 2020 Financial Results

Total Revenue Increases 43% Year-over-Year
Continued Progress on Integration of Parcus Medical and Arthrosurface Acquisitions
Withdrawing Full Year 2020 Financial Guidance
Well Positioned to Manage through COVID-19 Pandemic

BEDFORD, Mass., May 07, 2020 (GLOBE NEWSWIRE) -- Anika Therapeutics, Inc. (NASDAQ: ANIK), a global, integrated joint preservation and regenerative therapies company, today reported financial results for the first quarter ended March 31, 2020, and provided an update on its business progress in the period.

“Anika delivered solid first quarter results and made significant progress towards advancing our strategic plan, including completing the transformative acquisitions of Parcus Medical and Arthrosurface and strengthening our executive leadership team,” said Cheryl R. Blanchard, Ph.D., President and Chief Executive Officer of Anika Therapeutics. “In March, our top priority quickly shifted to protecting the health and safety of our employees and the patients we serve. We have taken multiple proactive steps to ensure their wellbeing, including following the guidelines from the CDC. We have also taken actions to control our costs and strengthen our liquidity to ensure we are well positioned to continue our growth once elective procedures gradually return to a more normal volume. The long-term fundamentals of our business remain strong and our financial strength positions us to continue delivering on our strategic initiatives as we actively navigate this temporary period of uncertainty.”

First Quarter Financial Results

Due to circumstances and disruptions related to the COVID-19 pandemic, Anika has estimated the amounts on goodwill impairment and reduction to the fair value of contingent consideration related to the recent acquisitions of Parcus Medical and Arthrosurface reported in this earnings release. These amounts should be considered provisional subject to the completion of the related accounting work. Anika does not expect changes with respect to other reported results, except as a result of changes that may be made to the provisional amounts. Anika will utilize the extended filing deadline under the recent COVID-19 relief order issued by the Securities and Exchange Commission to delay the filing of its Quarterly Report on Form 10-Q for the first quarter of 2020. For additional information, please see the section captioned “Clarifying Note about Financial Results” below.

  Total revenue for the first quarter of 2020 increased 43% year-over-year to $35.4 million, compared to $24.7 million for the first quarter of 2019. The increase in total revenue was due primarily to higher Joint Pain Management revenue, which delivered global growth of 12% year-over-year for the quarter, and new Orthopedic Joint Preservation and Restoration revenue which resulted from the acquisitions of Parcus Medical and Arthrosurface in the first quarter of 2020.
  Cost of product revenue, research and development expenses and selling, general and administrative expenses for the first quarter of 2020 were $34.7 million, compared to $19.2 million for the first quarter of 2019. The increase was due primarily to an increase in selling and marketing expenses related to the Company’s newly acquired sales infrastructure and acquisition related expenses, including non-cash charges, totaling $7.3 million in the quarter.
  Included in total operating expenses for the first quarter of 2020 were $24.3 million of reduction in fair value related to acquisition contingent consideration liabilities, recorded as a non-cash gain, and a $20.0 million non-cash goodwill impairment charge as a result of the estimated impact of the COVID-19 pandemic on the recently acquired companies. These amounts are provisional, are believed to be reasonable estimates based on the information available and judgments made to date and are subject to potential changes.
  Based on the provisional amounts discussed above, net income for the first quarter of 2020 was $3.5 million, or $0.24 per diluted share, compared to net income of $4.5 million, or $0.31 per diluted share, for the first quarter of 2019. Adjusted net income (see description below) for the first quarter of 2020 was $6.5 million, or $0.45 per diluted share.
  Adjusted EBITDA (see description below) for the first quarter of 2020 was $9.5 million, compared to $8.3 million for the first quarter of 2019. The year-over-year increase was due primarily to total revenue growth, partially offset by increases in cost of product revenue and selling and marketing expenses.
  Cash, cash equivalents and investments were $92.3 million as of March 31, 2020, compared to $184.9 million as of December 31, 2019. The decrease in cash, cash equivalents and investments was due to $93.0 million of upfront payments for the acquisitions of Parcus Medical and Arthrosurface.

Recent Business Highlights

  Anika named Cheryl R. Blanchard, Ph.D., as President and Chief Executive Officer on April 26, 2020. Dr. Blanchard had served as interim Chief Executive Officer of Anika since February 2020 and as a non-executive member of the Company’s Board of Directors since August 2018. Dr. Blanchard has more than 25 years of executive management experience with deep expertise in orthopedic medical devices, regenerative medicine and drug delivery.
  The Company completed the acquisitions of Parcus Medical and Arthrosurface, on January 24 and February 3, 2020, respectively, and has executed well against its aggressive integration plans. As a result, anticipated benefits to commercial operations, infrastructure development and expansion of product pipeline were already realized in the first quarter.
  The Company further strengthened its leadership team with the appointment of David Colleran to the newly created position of Executive Vice President, General Counsel and Corporate Secretary. In this new role, Mr. Colleran will lead the Company’s global legal organization, including corporate governance and compliance.

Response to COVID-19 Pandemic

As previously disclosed, Anika has taken a number of steps to safeguard the health of its employees worldwide, strengthen the financial position of the Company, support the needs of partners, and ensure patients have the treatments they need. As part of that effort, Anika has been closely monitoring its manufacturing and supply chain resources and taking measures to ensure product availability globally. At this time, the Company does not anticipate disruption to its supply of products for patients due to the COVID-19 pandemic.

As previously disclosed on April 8, 2020, the Company drew down $50.0 million on its existing credit facility to strengthen liquidity. The credit facility matures in October 2022, and Anika may prepay the credit facility without penalty. The applicable initial interest rate under the credit facility is 2.08% for the $50.0 million drawdown. The Company’s credit facility also has a $50.0 million accordion feature that the Company could potentially access in the future. Anika has also implemented a number of internal short-term expense controls and is prioritizing business initiatives to conserve cash flow.

Additionally, Anika has been working with clinical trial sites and other partners to safely continue its ongoing clinical studies, while at the same time determining the impact of COVID-19 on the clinical studies. The goals are to maintain patient safety and to minimize disruption to the ongoing clinical studies. As a result of the COVID-19 pandemic, the Company no longer expects to commence the CINGAL pilot study in the first half of 2020, complete patient enrollment in the HYALOFAST Phase III trial by the end of 2020, or submit a 510(k) application to the U.S. Food and Drug Administration for its Rotator Cuff repair therapy in early 2021, as previously projected. Given the evolving environment, the Company will update product development and clinical trial timelines after it has more visibility on the length and regional impacts of the COVID-19 pandemic.

Full Year 2020 Corporate Outlook

Due to the evolving and uncertain impact of the COVID-19 pandemic, Anika is withdrawing its previously announced financial guidance for the full year of 2020, which was issued on February 20, 2020.

Clarifying Note about Financial Results

Due to circumstances and disruptions related to the COVID-19 pandemic, amounts reported in this earnings release related to goodwill impairment and reduction to the fair value of contingent consideration should be considered provisional and subject to the finalization of the analyses required to complete the accounting for these non-cash items. Specifically, the Company, with its external advisors, is determining the impact of the evolving COVID-19 situation on these amounts as they relate to the recent acquisitions of Parcus Medical and Arthrosurface. The amounts associated with these U.S. GAAP measures as presented in this earnings release are believed to be reasonable estimates based on the information available to, and assumptions and judgments made by, Anika to-date. Final results could differ from those presented here. With respect to financial results presented in this earnings release that are not affected by the calculations of goodwill impairment or reduction to the fair value of contingent consideration, the Company does not expect any material changes except to the extent that such results are impacted by events between the date of this earnings release and the date on which it submits its Quarterly Report on Form 10-Q for the first quarter of 2020 to the U.S. Securities and Exchange Commission, or SEC. The Company intends to rely on the relief provided by the SEC under Release No. 34-88465 as it relates to its continued work to determine final goodwill impairment and reduction to fair value of contingent consideration amounts and presently intends to file its Form 10-Q with the SEC on or before May 22, 2020, but, in any event, no later than June 25, 2020, which is 45 days from the Form 10-Q’s original filing deadline of May 11, 2020.

Non-GAAP Information

Adjusted EBITDA

To supplement the financial measures prepared in accordance with U.S. generally accepted accounting principles (GAAP), the Company reports adjusted EBITDA, which is a non-GAAP financial measure and should not be considered an alternative to net income or other measurements under GAAP. The Company believes that adjusted EBITDA provides additional useful information to investors in their assessment of its operating performance as it is a metric routinely used by management to evaluate the Company’s performance. Adjusted EBITDA is not calculated identically by all companies, and therefore the Company’s measurements of adjusted EBITDA may not be comparable to similarly titled measures reported by other companies. In 2020, adjusted EBITDA is defined by the Company as GAAP net income excluding depreciation and amortization, interest and other income (expense), income taxes, stock-based compensation expense, acquisition related costs, and non-cash charges related to goodwill impairment and changes in the fair value of contingent consideration associated with the Company’s recent acquisitions as a result of the COVID-19 pandemic. Acquisition related expenses are those that the Company would not have incurred except as a direct result of acquisition transactions. Acquisition related expenses consist of investment banking, legal, accounting, and other professional and related expenses associated with acquisition transactions, as well as amortization of inventory step-up and identified assets associated with purchase accounting for the transactions. Acquisition related expenses are being reported and utilized in the Company’s calculation of adjusted EBITDA in order to facilitate comparison to the Company’s past performance. As a result of the impact of COVID-19, the Company is also excluding the impacts of goodwill impairment charges and changes in the fair value in contingent consideration associated with the recent acquisition transactions. These amounts are provisional and subject to change based on the completion of the analyses required to complete the accounting work associated with them. The Company is reporting this financial measure to the Board of Directors in order to facilitate an appropriate assessment of the Company’s performance and the impact of the COVID-19 pandemic. A reconciliation of adjusted EBITDA to net income, the most directly comparable financial measure calculated and presented in accordance with GAAP, is shown in the table below for the three-month periods ended March 31, 2020 and 2019.

	For the Three Months Ended March 31,
in thousands, except per share data	2020	2019
Net income	$3,461	$4,507
Interest and other income, net	(279)	(498)
Provision for income taxes	1,810	1,473
Depreciation and amortization	1,673	1,477
Stock-based compensation	(207)	1,386
Acquisition related expenses	7,326	-
Goodwill impairment	20,000	-
Change in fair value of contingent consideration (benefit)	(24,276)	-
Adjusted EBITDA	$9,508	$8,345

Adjusted Net Income and Adjusted EPS

In addition to adjusted EBITDA, the Company is reporting its first quarter 2020 results with respect to adjusted net income and adjusted diluted Earnings per Share (EPS) with respect to adjusted net income. The Company believes that adjusted net income and adjusted diluted EPS also provide additional useful information for investors as they assess the Company’s operating performance, as they are measures the Company evaluates regularly when assessing its own performance. Adjusted net income and adjusted diluted EPS are not calculated identically by all companies, and therefore the Company’s measurements of adjusted net income and adjusted diluted EPS may not be comparable to similarly titled measures reported by other companies. Adjusted net income is defined by the Company as GAAP net income excluding acquisition related expenses, inclusive of the impact of purchase accounting, on a tax effected basis. In the context of adjusted net income, the impact of purchase accounting includes amortization of inventory step up and intangible assets recorded as part of purchase accounting for acquisition transactions. The amortized assets contribute to revenue generation, and the amortization of such assets will recur in future periods until such assets are fully amortized. These assets include the estimated fair value of certain identified assets acquired in acquisitions in 2020 and beyond, including in-process research and development, developed technology, customer relationships and acquired tradenames. As a result of COVID-19, the Company is also specifically excluding the impacts of goodwill impairment charges and changes in the fair value in contingent consideration associated with the acquisition transactions, each on a tax effected basis. Adjusted diluted EPS is defined by the Company as GAAP diluted EPS excluding acquisition related expenses and the impact of purchase accounting, each on a tax-adjusted per share basis. Again, the Company is also specifically excluding the impacts of goodwill impairment charges and changes in the fair value in contingent consideration associated with the acquisition transactions, each on a tax effected basis if applicable. The amounts related to goodwill impairment and the change in fair value of contingent consideration are provisional and subject to change based on the completion of the analyses required to complete the accounting work associated with them. The Company is reporting this financial measure to the Board of Directors in order to facilitate an appropriate assessment of the Company’s performance and the impact of the COVID-19 pandemic. A reconciliation of adjusted net income to net income and adjusted diluted EPS to diluted EPS, the most directly comparable financial measures calculated and presented in accordance with GAAP, is shown in the tables below for the three-month periods ended March 31, 2020 and 2019.

	For the Three Months Ended March 31,
in thousands, except per share data	2020	2019
Net income	$3,461	$4,507
Acquisition related expenses, tax effected	5,576	-
Goodwill impairment, tax effected	17,831	-
Change in fair value contingent consideration, tax effected (benefit)	(20,411)	-
Adjusted net income	$6,457	$4,507

	For the Three Months Ended March 31,
in thousands, except per share data	2020	2019
Diluted earnings per share (EPS)	$0.24	$0.31
Acquisition related expenses per share, tax effected	0.39	-
Goodwill impairment, tax effected	1.24	-
Change in fair value contingent consideration, tax effected (benefit)	(1.42)	-
Adjusted diluted EPS	$0.45	$0.31

Conference Call Information

Anika’s management will hold a conference call and webcast to discuss its financial results and business highlights today, Thursday, May 7 at 5:00 pm ET. The conference call can be accessed by dialing 1-855-468-0611 (toll-free domestic) or 1-484-756-4332 (international). A live audio webcast will be available in the "Investor Relations" section of Anika’s website, www.anikatherapeutics.com. An accompanying slide presentation may also be accessed via the Anika website. A replay of the webcast will be available on Anika’s website approximately two hours after the completion of the event.

About Anika Therapeutics, Inc.

Anika Therapeutics, Inc. (NASDAQ: ANIK) is a global, integrated joint preservation and regenerative therapies company based in Bedford, Massachusetts. Anika is committed to delivering therapies to improve the lives of patients across a continuum of care from osteoarthritis pain management to joint preservation and restoration. The Company has over two decades of global expertise commercializing more than 20 products. For more information about Anika, please visit www.anikatherapeutics.com.

Forward-Looking Statements

The statements made in the last sentence of the second paragraph, the third and fourth sentences of the first paragraph under the section captioned “First Quarter Financial Results,” the last sentence of the first paragraph, fourth sentence of the second paragraph, and third sentence of the third paragraph under the section captioned “Response to COVID-19 Pandemic,” the section captioned “Full Year 2020 Corporate Outlook,” and the fifth and last sentences under the section captioned “Clarifying Note about Financial Results” of this press release, which are not statements of historical fact, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements include, but are not limited to, those relating to the Company’s fundamentals and financial strength, expectations regarding non-provisional financial results, the impact of the COVID-19 pandemic on the Company’s ability to forecast its financial results, the impact of the COVID-19 pandemic on the Company’s supply chain, the Company’s credit facility, the Company’s expectations with respect to its ongoing clinical studies and rotator cuff development project as a result of the COVID-19 pandemic, the Company’s withdrawal of its 2020 guidance with respect to its 2020 business objectives and financial performance, and the Company’s expected timing for filing its Quarterly Report on Form 10-Q for the first quarter of 2020.  These statements are based upon the current beliefs and expectations of the Company’s management and are subject to significant risks, uncertainties, and other factors. The Company’s actual results could differ materially from any anticipated future results, performance, or achievements described in the forward-looking statements as a result of a number of factors including, but not limited to, (i) the Company’s failure to realize the anticipated benefits of its recently completed acquisitions; (ii) unexpected expenditures or assumed liabilities that may be incurred as a result of these acquisitions; (iii) loss of key employees or customers following the acquisitions or otherwise; (iv) unanticipated difficulties in conforming business practices, including accounting policies, procedures, internal controls, and financial records of the recently acquired companies; (v) inability to accurately forecast the performance of the Company; (vi) the scope and duration of the COVID-19 epidemic, including delays and cancellations of medical procedures, supply and distribution chain interruptions, and the Company’s ability to execute its business continuity plans; (vii) the Company’s ability to successfully commence and/or complete clinical trials of its products on a timely basis or at all; (viii) the Company’s ability to obtain pre-clinical or clinical data to support domestic and international pre-market approval applications, 510(k) applications, or new drug applications, or to timely file and receive FDA or other regulatory approvals or clearances of its products; (ix) that such approvals will not be obtained in a timely manner or without the need for additional clinical trials, other testing or regulatory submissions, as applicable; (x) the Company’s research and product development efforts and their relative success, including whether it has any meaningful sales of any new products resulting from such efforts; (xi) the cost effectiveness and efficiency of the Company’s clinical studies, manufacturing operations, and production planning; (xii) the strength of the economies in which the Company operates or will be operating, as well as the political stability of any of those geographic areas; (xiii) future determinations by the Company to allocate resources to products and in directions not presently contemplated; (xiv) the Company’s ability to successfully commercialize its products, in the U.S. and abroad; (xv) quarterly sales volume variation experienced by the Company, which can make future results difficult to predict and period-to-period comparisons potentially less meaningful; (xvi) the Company’s ability to provide an adequate and timely supply of its products to its customers; and (xvii) the Company’s ability to achieve its growth targets. Additional factors and risks are described in the Company’s periodic reports filed with the Securities and Exchange Commission, and they are available on the SEC’s website at www.sec.gov. Forward-looking statements are made based on information available to the Company on the date of this press release, and the Company assumes no obligation to update the information contained in this press release.

Anika Therapeutics, Inc. and Subsidiaries
Consolidated Statements of Operations
(in thousands, except per share data)
(Contains certain provisional results as noted elsewhere in this earnings release)
(unaudited)

	For the Three Months Ended March 31,
	2020	2019
Product revenue	$35,397	$24,717
Licensing, milestone and contract revenue	-	6
Total revenue	35,397	24,723

Operating expenses:
Cost of product revenue	14,200	7,311
Research and development	6,050	4,258
Selling, general and administrative	14,431	7,672
Goodwill impairment	20,000	-
Change in fair value of contingent consideration	(24,276)	-
Total operating expenses	30,405	19,241
Income from operations	4,992	5,482
Interest and other income, net	279	498
Income before income taxes	5,271	5,980
Provision for income taxes	1,810	1,473
Net income	$3,461	$4,507

Basic net income per share:
Net income	$0.24	$0.32
Basic weighted average common shares outstanding	14,202	14,185
Diluted net income per share:
Net income	$0.24	$0.31
Diluted weighted average common shares outstanding	14,353	14,314

Anika Therapeutics, Inc. and Subsidiaries
Consolidated Balance Sheets
(in thousands, except per share data)
(Contains certain provisional results as noted elsewhere in this earnings release)
(unaudited)

	March 31,	December 31,
ASSETS	2020	2019
Current assets:
Cash, cash equivalents and investments	$92,285	$184,943
Accounts receivable, net	28,101	23,079
Inventories, net	35,081	21,995
Prepaid expenses and other current assets	5,124	4,289
Total current assets	160,591	234,306
Property and equipment, net	54,232	50,783
Right-of-use assets	23,528	22,864
Other long-term assets	27,507	7,478
Intangible assets, net	98,718	7,585
Goodwill	31,946	7,694
Total assets	$396,522	$330,710

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$9,906	$3,832
Accrued expenses and other current liabilities	16,905	12,445
Total current liabilities	26,811	16,277
Other long-term liabilities	1,019	357
Contingent consideration	40,497	-
Deferred tax liability	15,102	4,331
Lease liabilities	21,731	21,367
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.01 par value	-	-
Common stock, $0.01 par value	142	143
Additional paid-in-capital	48,360	48,707
Accumulated other comprehensive loss	(6,027)	(5,898)
Retained earnings	248,887	245,426
Total stockholders’ equity	291,362	288,378
Total liabilities and stockholders’ equity	$396,522	$330,710

Revenue by Product Line and Product Gross Margin
(in thousands, except percentages)
(unaudited)

	For the Three Months Ended March 31,
Product Family:	2020	%	2019	%
Joint Pain Management	$25,483	72%	$22,850	92%
Orthopedic Joint Preservation and Restoration	7,896	22%	163	1%
Other	2,018	6%	1,704	7%
Product Revenue	$35,397	100%	$24,717	100%

Product Gross Profit	$21,197		$17,406
Product Gross Margin	60%		70%

Product Revenue by Geographic Region
(in thousands, except percentages)
(unaudited)

	For the Three Months Ended March 31,
Geographic Region:	2020	%	2019	%
United States	$26,306	74%	$20,089	81%
Europe	5,276	15%	2,526	10%
Other	3,815	11%	2,102	9%
Product Revenue	$35,397	100%	$24,717	100%

CONTACT:

Anika Therapeutics, Inc.
Cheryl R. Blanchard, Ph.D., President & CEO
Sylvia Cheung, CFO
Tel:  781-457-9000